Exhibit (23)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-82818, No. 33- 82992 and No. 333-71519 of Cold Metal Products, Inc. on Form S-8 of our report dated May 14, 1999, appearing in this Annual Report on Form 10-K of Cold Metal Products, Inc. for the year ended March 31, 1999.




/s/ Deloitte & Touche LLP
-------------------------

Cleveland, Ohio
June 28, 1999